Exhibit 99.1

NEWS RELEASE www.agcocorp.com
For Immediate Release
CONTACT: Greg Peterson
Director, Investor Relations
(770) 232-8229
greg.peterson@agcocorp.com
AGCO APPOINTS MALLIKA SRINIVASAN TO BOARD OF DIRECTORS
Srinivasan Brings Extensive Agricultural Machinery Industry Experience
DULUTH, GA — July 22, 2011— AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, announced today the election of Mallika Srinivasan, Chairman and CEO of Tractors and Farm Equipment Limited (TAFE), to its Board of Directors effective immediately. TAFE is the second largest agricultural tractor manufacturer in India and has a long-standing business relationship with the Massey Ferguson brand. AGCO holds a 23% interest in TAFE.
     “Mallika’s extensive leadership experience in the farm equipment industry will provide an important perspective and contribution to our board,” said Martin Richenhagen, Chairman, President and CEO of AGCO Corporation. “India represents an important agricultural equipment market and offers tremendous opportunity for growth in agricultural production and component sourcing. The appointment of Ms. Srinivasan demonstrates our commitment to developing our business in and from this region.Mallika’s role in transforming TAFE through innovative processes and products will help serve AGCO’s ongoing commitment to new products and markets.”
     Ms. Srinivasan is a graduate of the Wharton School of Business, and her distinguished career with TAFE has spanned 30 years. Under her leadership, TAFE’s sales have grown from under $50 million when she joined the company to over $1 billion in 2010. She is the recipient of numerous awards for her business leadership including the Economic Times Businesswoman of the Year in 2006 and Ernst & Young’s 2010 Manufacturing Entrepreneur of the Year. Ms. Srinivasan also serves as a Director on the Board of Tata Global Beverages Limited, the Indian
• CHALLENGER • FENDT • MASSEY FERGUSON • VALTRA

School of Business (ISB) and the Governing Board of Rural Technology and Business Incubator of the Indian School of Technology.
ABOUT AGCO
AGCO, Your Agriculture Company, (NYSE:AGCO), a Fortune 500 company, was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra® and are distributed globally through 2,600 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. AGCO is headquartered in Duluth, GA, USA. In 2010, AGCO had net sales of $6.9 billion. http://www.agcocorp.com.
AGCO • CHALLENGER • FENDT • GLEANER • HESSTON • MASSEY FERGUSON • ROGATOR
SPRA-COUPE • SUNFLOWER • TERRAGATOR • VALTRA • WHITE PLANTERS